Exhibit 1

Level 18, 275 Kent Street
Sydney, NSW, 2000

ASX

Release

28 FEBRUARY 2020

WESTPAC COMMENTS ON SLATER AND GORDON CLASS ACTION

Westpac today confirmed that it has received a class action filed by Slater and Gordon on behalf of Mr Roger Kemp and Group Members in relation to the sale of consumer credit insurance products.

Westpac takes its customer obligations seriously and will be defending the claims. The damages sought by the claim are unspecified.

Westpac no longer sells consumer credit insurance products.

For further information:

David Lording	Andrew Bowden
Media Relations	Investor Relations
0419 683 411	02 8253 4008

This document has been authorised for release by Timothy Hartin, Group Company Secretary.